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                                                                    EXHIBIT 3.25

                 SCOT LAD FOODS, INC. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

Article 1. The name of the corporation is: SCOT LAD FOODS, INC.

Article 2. The period of its existence is perpetual.

Article 3. Its purpose is to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law.

Article 4. The number of shares which it shall have authority to issue is Two
           Thousand Eight Hundred (2,800) shares of common stock without par value.

Article 5. No holder of any class of stock of the corporation shall have any pre-emptive or other rights or subscription rights or be entitled, as of right, to acquire, purchase or subscribe for any part of any class of stock of this corporation or any part of any securities convertible into or carrying options or rights to subscribe to or acquire any class of stock of this corporation.

Article 6. The address of the registered office of the corporation is 23000
           Roundy Drive, Pewaukee, Wisconsin, 53072 and the name of its registered agent at such address is Edward G. Kitz.

Article 7. The board of directors shall consist of such number of persons, not less than 3, as may from time to time be fixed by the By-laws.